Exhibit 4.4

Execution Copy

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of August 9, 2006 by and among:

(1)	JA Development Co., Ltd., a company incorporated under the laws of the British Virgin Islands (the “Company”);

(2)	JingAo Solar Co., Ltd. , currently an equity joint venture established under the laws of the PRC (“JingAo China”);

(parties (1) and (2) and all other direct or indirect subsidiaries of the foregoing are hereinafter referred to collectively as “Group Companies” and each individually as a “Group Company”); and

(3)	Leeway Asia L.P., a Cayman Islands limited partnership (the “Investor”).

RECITALS

WHEREAS, the Company desires to issue and allot to the Investor and the Investor desires to subscribe for up to 582 Series A Preferred Shares of the Company, with no par value (“Series A Shares”) at an aggregate subscription price of US$10,000,000, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

1.1. “Affiliates” shall mean any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, such person, where control means the direct or indirect ownership of more than 50% of the outstanding shares or other ownership interests having ordinary voting power to elect directors or the equivalent and, in the case of any shareholder that is an investment fund or account (or a subsidiary of any such investment fund or account), the term “Affiliates” shall include any other investment fund or account (or a subsidiary of any such investment fund or account) managed by the manager of such shareholder (or, if such shareholder is a subsidiary of an investment fund or account, the investment fund or account of which such shareholder is a subsidiary) and any person who succeeds such manager as the manager of such investment fund or account, as applicable.

1.2. “Board” shall mean the board of directors of the Company.

1.3. “Business Day” shall mean any day (excluding Saturdays, Sundays and public holidays in the PRC) on which banks generally are open for business in the PRC.

1.4. “Controlled Account” shall mean a bank account to be opened in the name of the Company at a bank to be agreed by the parties, with one signatory appointed by the Company and one signatory appointed by the Investor, and any payment out of which shall require the signature of both signatories;

1.5. “Intellectual Property” shall mean all intellectual property, including, without limitation, patents, trademarks, trade names, copyrights, proprietary information and rights, service marks, domain names, mask works, trade secrets, know-how, business processes, all computer software including the codes, inventions, information, processes, formulas, applications, design, drawings, technical data, and all documentation related to any of the foregoing.

1.6. “Key Shareholders” shall have the meaning given to it in Exhibit C hereto.

1.7. “Material Adverse Effect” shall mean any change, event or effect (“Effect”) that may be materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise), or results of operations of the Group Companies taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Effect that results from changes in general economic conditions or as a result of war or an act of terrorism, (ii) any Effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Investor provided that in carrying out such action which was requested by the Investor, any of the relevant Group Companies was not negligent, fraudulent or in willful default, or (iii) any issue or condition which the Company may reasonably demonstrate was known to the Investor prior to the date of this Agreement or has been disclosed in the Disclosure Schedule.

1.8. “Plan of Restructuring” shall mean the Plan of Restructuring attached hereto as Exhibit E.

1.9. “PRC” shall mean the People’s Republic of China.

1.10. “Share Option Plan” shall mean the share option plan attached hereto as Exhibit D.

1.11. “US GAAP” shall mean the generally accepted accounting principles in the United States.

1.12. “US$” shall mean United States dollars.

2. AGREEMENT TO SUBSCRIBE FOR AND ALLOT SHARES.

2.1. Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 582 Series A Shares having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”).

2.2. Agreement to Subscribe for and Allot Series A Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to the Investor, and the Investor hereby agrees to subscribe for from the Company, on the Closing Date (as defined below), 582 Series A Shares for an aggregate subscription price of US$10,000,000 (the “Subscription Amount”).

2.3. Closing and Delivery. Subject to the fulfillment or valid waiver of the conditions set forth in Section 6, the closing of the subscription for Series A Shares by the Investor (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, in Beijing, the PRC, on August 21, 2006. If the Closing does not occur on August 21, 2006, this Agreement shall expire. At the Closing, the Investor will deliver the Subscription Amount to the Controlled Account, the operation of which shall be separately agreed upon by the parties hereto. Upon the payment of the Subscription Amount, the Company shall, forthwith, issue a share certificate representing the Series A Shares subscribed for by the Investor, enter such subscription in its Register of Members and deliver to the Investor a certified copy of the Register of Members reflecting the issuance of the Series A Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES.

The Group Companies (collectively, the “Covenantors”), jointly and severally, hereby represent and warrant to the Investor, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B, and as limited below, as of the date hereof and as of the date of the Closing, as set forth in this Section 3. The Investor acknowledges that the Disclosure Schedule may be revised and delivered to the Investor prior to Closing, provided that any such amendment shall not relate to any fact or matter having a Material Adverse Effect. In this Agreement, any reference to a party’s “knowledge” means such party’s actual current knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

3.l. Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

3.2. Capitalization.

(a) Immediately prior to the Closing, (A) the authorized share capital of the Company consists of a total of (i) ordinary shares of no par value (the “Common Shares”), of which 10,000 shares are issued and outstanding; and (ii) 582 authorized Series A Shares, of which none are issued and outstanding, and (B) the issued share capital of the Company and the holders thereof are as set out in the Disclosure Schedule.

Except for the Share Option Plan attached hereto as Exhibit D, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Any options granted outside of the Share Option Plan shall be deducted from the number of shares reserved for issuance under the Share Option Plan. Except as provided in the Restated Articles, no shares of the Company’s outstanding share capital, or shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(b) Immediately prior to the Closing, JingAo China’s registered capital is RMB¥120,000,000, which has been paid in full. At the completion of the restructuring as set forth in the Plan of Restructuring, the Company which will be the sole shareholder of JingAo China. The registered capital is not subject to any encumbrance.

JingAo China is not a party to or bound by any contract, agreement or arrangement to allot or issue or sell or create any lien on any of its registered capital or any other security convertible into any registered capital or other security of JingAo China, other than the Transaction Agreements (as defined below). Except as provided for in the Transaction Agreements, there are no outstanding rights of first refusal or other rights, options, warrants, conversion privileges, subscriptions or other rights or agreements to purchase or otherwise acquire or issue any registered capital of JingAo China, or obligating JingAo China to issue, transfer, grant or sell any registered capital in JingAo China. Except for the Shareholders Agreement (as defined below), there are no shareholders agreements in respect of the Company or JingAo China.

3.3. Subsidiaries. Except for the Company’s ownership of JingAo China and as set forth in the Disclosure Schedule, no Group Company presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

3.4. Due Authorization. All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Shareholders Agreement in substantially the form attached hereto as Exhibit C (the “Shareholders Agreement”) (this Agreement and the Shareholders Agreement collectively the “Transaction Agreements”), and the performance of all obligations of the Group Companies hereunder and thereunder, the authorization, issuance, reservation for issuance, allotment and delivery of (i) all Series A Shares being sold hereunder, and (ii) the Common Shares issuable upon conversion of such Series A Shares, has been or will be taken prior to the Closing. Each of the Transaction Agreements is a valid and binding obligation of the Group Companies, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5. Financial Statements. The Company has delivered to the Investor the unaudited consolidated financial statements for the period from its inception to December 31, 2005 and for the six months ended June 30, 2006 (collectively, the “Financial Statements”). The Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Group Companies based on the Company’s best knowledge as of the respective dates thereof and the results of operations of the Group Companies for the periods covered thereby.

3.6. Valid Issuance of Series A Shares and Common Shares.

(a) The Series A Shares, when issued, sold and delivered in accordance with the terms of this Agreement and following receipt of any subscription monies owing to the Company, will be duly and validly authorized and issued, credited as fully paid and nonassessable.

(b) The Common Shares when issued upon conversion of the Series A Shares will be duly and validly authorized and issued, credited as fully paid and nonassessable.

(c) The outstanding capital shares of the Company are duly and validly authorized and issued, credited as fully paid and nonassessable, have been issued in accordance with all applicable laws, the Company’s Memorandum and Articles of Association and any relevant securities laws or pursuant to valid exemptions therefrom.

3.7. Compliance with Laws; Consents and Permits. None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing, the absence of which would prevent or materially delay the consummation of the transactions contemplated hereunder. Each Group Company has all franchises, permits, licenses, registrations and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses, registrations or other similar authority.

3.8. Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets held free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind except such encumbrances or liens that arise in the ordinary course of business that do not materially impair such Group Company’s ownership or use of such property or assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the best of its knowledge, such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.9. Intellectual Property.

(a) Each Group Company has sufficient title and ownership of or licenses to the Intellectual Property necessary for its business as now conducted or proposed to be conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties.

(b) There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property used by the Group Companies, nor is any of the Group Companies bound by or a party to any options, licenses or agreements of any kind with respect to any Intellectual Property rights of any other person or entity, except, in either case, for end-user, object code, internal-use software license and support/maintenance agreements, and non-disclosure agreements.

(c) Each Group Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all the Intellectual Property required to conduct its business.

(d) None of the Group Companies has received any written communications alleging that any of the Group Companies has violated or, by conducting its business (including as proposed to be conducted by such Group Companies), would violate any of the Intellectual Property rights of any other person or entity.

(e) To the knowledge of the Covenantors, none of the Group Companies’ employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of the Group Companies as proposed to be conducted.

(f) To the knowledge of the Covenantors, neither the execution nor delivery of any of the Transaction Agreements, nor the carrying on of the Group Companies’ business by the employees of the Group Companies, nor the conduct of the Group Companies’ business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated. The Group Companies do not believe it is or will be necessary to utilize any inventions of any of their employees or consultants (or people it currently intends to hire) made prior to or outside the scope of their relationship with the Group Companies. All of the Group Companies’ registered patents, copyrights, trademarks and service marks are in full force and effect, are not subject to any taxes, and the Group Companies are current on all the maintenance fees with respect thereto.

3.10. Material Contracts and Obligations. All material agreements, contracts, leases, licenses, instruments, commitments, indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound and which (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology

(except licenses granted in the ordinary course of business), are listed in the Disclosure Schedule attached hereto as Exhibit B and have been made available for inspection by the Investor and its counsel. For purposes of this Section 3.10, “material” shall mean (i) reasonably likely to result in consideration to any Group Company, or imposing liability or contingent liability on any Group Company, in excess of US$5,000,000 in the current fiscal year, (ii) which cannot be performed within its terms within 12 months after the date on which it was entered into or cannot be terminated on less than 12 months’ notice, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) transferring or licensing any Intellectual Property to or from any Group Company (other than licenses granted in the ordinary course of business or licenses for commercially readily available “off the shelf” computer software), (v) entered into not in the ordinary course of business or not on arm’s length terms or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

3.11. Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the knowledge of the Covenantors, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best of the Covenantors’ knowledge, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company, or otherwise that is likely to result, individually or in the aggregate, in any Material Adverse Effect on the business, properties, assets, financial condition, affairs of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the knowledge of the Covenantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.12. Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company, and where the occurrence of such violation, breach or default would be reasonably likely to have a Material Adverse Effect. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the knowledge of the Covenantors, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company and where the occurrence of such violation, breach of default would be reasonably likely to have a Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated thereon.

3.13. Disclosure. Each of the Covenantors has provided the Investor with all the information that the Investor has reasonably requested in deciding whether to subscribe for Series A Shares and all such information is accurate in all material respects and not misleading in any material respect. No representation or warranty by the Covenantors in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not materially misleading.

3.14. Registration Rights. Except as provided in the Shareholders Agreement, neither the Company nor any other Group Company has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares on any securities exchange. Except as contemplated under the Transaction Agreements, there are no voting or similar agreements that relate to the Company’s securities.

3.15. Material Liabilities. The Group Companies, taken as a whole, do not have any material liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities reflected on the Financial Statements, (ii) obligations incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with US GAAP, and (iii) obligations and liabilities disclosed in the Disclosure Schedule attached hereto as Exhibit B.

3.16. Changes in Condition. Except as specifically set forth in this Agreement or in the Disclosure Schedule, since June 30, 2006, there has not been, other than those transactions and matters contemplated or implemented in accordance with the Transaction Agreements:

(a) any material adverse change in the assets, liabilities, financial condition or operating results of the Group Companies, taken as a whole, from that reflected in the most recent Financial Statements, if applicable, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse to the Group Companies, taken as a whole;

(b) any material change in the contingent obligations of the Group Companies, taken as a whole, by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Group Companies, taken as a whole (as presently conducted and as presently proposed to be conducted), which is in excess of US$1,000,000;

(d) any waiver by any Group Company of a valuable right or of a material debt;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any Group Company which is in excess of US$1,000,000, except such satisfaction, discharge or payment made in the ordinary course of business to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject which is valued in excess of US$1,000,000, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any material Intellectual Property or other material intangible assets of any Group Company which is valued in excess of US$1,000,000;

(i) any resignation or termination of any member of the Group Companies’ senior management;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by any Group Company with respect to, any of such Group Company’s properties or assets, except liens for taxes not yet due or payable and except created in the normal course of business;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$500,000 or in excess of US$1,000,000 in the aggregate except where it is incurred, assumed or guaranteed pursuant to the then current business plan or budget;

(l) any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by any Group Company;

(m) any failure to conduct business in the ordinary course in any material respect;

(n) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(o) any agreement or commitment by a Group Company to do any of the things described in this Section 3.16.

3.17. Tax Matters. Except as set forth in the Disclosure Schedule, the provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of each Group Company. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Further, each Group Company has duly withheld individual income taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in material compliance with the applicable regulations in each respective jurisdiction such that there shall be no material default or underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds. No Group Company is subject to any waivers of applicable statutes of limitations with respect to the taxes for any year. Since incorporation, none of the Group Companies has incurred any taxes or similar assessments other than in the ordinary course of business.

3.18. Related Party Transactions. Except as set forth in the Disclosure Schedule, no officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”)) of any such person has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except as set forth in the Disclosure Schedule, no officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. Except as set forth in the Disclosure Schedule, no Affiliate or Associate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. Except as set forth in the Disclosure Schedule, no officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.19. Employee Matters. Except as set forth in the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable employment and labor laws. To the knowledge of the Covenantors, none of the Group Companies’ officers or key employees intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee.

3.20. Financial Advisor Fees. There exists no agreement or understanding between any Group Company or any of its Affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the subscription of Series A Shares.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor represents and warrants to the Company as follows:

4.1. Authorization. The Investor has all requisite power, authority and capacity to enter into the Transaction Agreements, and to perform its obligations under the Transaction Agreements. This Agreement has been duly authorized, executed and delivered by the Investor. The Transaction Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2. Accredited Investor. The Investor is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Securities Act.

4.3. Purchase for Own Account. Series A Shares and Common Shares issuable upon conversion of Series A Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.4. Exempt from Registration; Restricted Securities. The Investor understands that Series A Shares and Common Shares issuable upon conversion of Series A Shares will not, when issued, be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement. The Investor understands that Series A Shares and Common Shares issuable upon conversion of Series A Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that Series A Shares and Common Shares issuable upon conversion of Series A Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5. COVENANTS OF THE GROUP COMPANIES.

The Group Companies jointly and severally covenant to the Investor as follows:

5.1. Use of Proceeds from the Subscription for Series A Shares. The proceeds from the subscription for Series A Shares (the “Proceeds”) shall be used by the Company in the following manner: (i) US$8,250,000 to finance the acquisition by the Company of JingAo China pursuant to the Plan of Restructuring (the “Acquisition”); and (ii) US$1,750,000 intended to fund the registered capital of a Sino-foreign joint venture to be established by the Company in Shanghai.

5.2. Restructuring of the Company. The Group Companies shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Plan of Restructuring and the other transactions contemplated by this Agreement. The Group Companies shall use all commercially reasonable efforts to comply as promptly as practicable with any Laws of any Governmental Authority that are applicable to the Plan of Restructuring or any of the other transactions contemplated hereby or by the Subscription Agreement and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. The Group Companies shall use all commercially reasonable efforts to keep the Investor apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding the Plan of Restructuring of any of the other transactions contemplated by this Agreement or the Transaction Agreements) in respect of any such filing, registration or declaration and shall comply promptly with any such inquiry or request (and, unless precluded by law, provide copies of any such communications that are in writing).

5.3. Confidentiality and Employment Agreement. The Group Companies shall cause all of their present and future officers and employees to enter into a standard form confidentiality and employment contract with the Company or JingAo China, as the case may be in form and substance approved by the Board.

5.4. Additional Covenants. If at any time prior to the Closing, the Group Companies come to know of any fact or event which is in any way materially inconsistent with any of the representations and warranties given by the Group Companies or which would render any of the representations and warranties, if given at that time, untrue or inaccurate, then the Group Companies shall give immediate written notice thereof to the Investor in which event the Investor may within ten (10) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever.

5.5. Fulfillment of Closing Conditions. The Group Companies shall use their best efforts to fulfill all conditions contained in Section 6 of this Agreement.

5.6. Qualified Public Offering. Subject to applicable Laws, each of the Group Companies shall use commercially reasonable best efforts to effectuate the closing of a Qualified Public Offering (as defined in Exhibit C) prior to the second (2nd) anniversary of the Closing Date.

5.7 Key Management. The Group Companies shall procure that the Key Management as set forth in the Disclosure Schedules listed each undertakes and covenants that (a) during his employment he will not directly or indirectly engage in any activity which the Board reasonably considers may be, or become, harmful to the interests of any Group Company or which might reasonably be considered to interfere with the performance of his duties; and (b) he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity for the period of 1 year following the termination of his employment with the relevant Group Company, carry on, set up, be employed, engaged or interested in a business anywhere in the PRC which is in competition with the business of any Group Company.

5.7 Conduct Post-Closing. The Company shall ensure that the affairs of each Group Company and their respective subsidiaries are conducted in the ordinary and usual course of business, and that all reasonable steps are taken to preserve and protect the assets of each Group Company and their respective subsidiaries and to preserve and retain their goodwill.

6. CONDITIONS TO INVESTOR’S OBLIGATIONS AT THE CLOSING.

The obligation of the Investor to subscribe for Series A Shares at the Closing is subject to the fulfillment or valid written waiver signed by the Investor, on or prior to such Closing, of the following conditions:

6.1. Representations and Warranties True and Correct. The representations and warranties made by the Group Companies in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement, except for those representations and warranties (a) that contain any materiality qualification or otherwise make reference to a Material Adverse Effect, which representations and warranties, to the extent so qualified, shall instead be true and correct in all respects as of such respective dates and (b) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (a)) as of such particular date.

6.2. Performance of Obligations. Each of the Group Companies shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by it on or before the Closing.

6.3. Proceedings and Documents. All corporate approvals and other proceedings in connection with the transactions contemplated by the Transaction Agreements and all documents and instruments incidental to such transactions shall be completed and reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.4. Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by the Transaction Agreements, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, unless otherwise agreed by the parties, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights that may exist in connection with the issuance of the Series A Shares.

6.5. Compliance Certificate. The Group Companies shall have delivered to the Investor certificates, dated the Closing Date, signed by a Company director and the legal representative JingAo China certifying that the conditions specified in Sections 6.1, 6.2, 6.4, 6.6 and 6.8 have been fulfilled and stating that there has been no Material Adverse Effect.

6.6. Amendment to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders.

6.7. Execution of Shareholders Agreement. The Group Companies, the Investor and the Key Shareholders (as defined in Exhibit C) shall have executed and delivered the Shareholders Agreement, in substantially the form attached hereto as Exhibit C.

6.8. No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

6.9 Legal Opinions. The Group Companies shall have delivered to the Investor legal opinions from: (a) Conyers Dill & Pearman and (b) Tian Yuan Law Firm in forms reasonably satisfactory to the Investor.

7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company under this Agreement with respect to the Investor are subject to the fulfillment or valid written waiver by the Company at or before the Closing of the following conditions:

7.1. Representations and Warranties. The representations and warranties of the Investor contained in Section 4 hereof shall be true and correct as of the Closing.

7.2. Securities Exemptions. The allotment and issuance of Series A Shares and issuance of Common Shares upon conversion of Series A Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

7.3. Execution of Shareholders Agreement. The Group Companies, the Investor and the Key Shareholders shall have executed and delivered the Shareholders Agreement, in substantially the form attached hereto as Exhibit C.

8. INDEMNIFICATION.

8.1. Survival of Representations and Warranties. The representations and warranties made herein shall survive for a period of eighteen (18) months after the Closing Date.

8.2. Indemnification.

(a) To the fullest extent permitted by applicable law, the Covenantors shall, jointly and severally, indemnify, defend and hold harmless the Investor, from and against any and all Losses arising out of, relating to, connected with or incidental to: (i) any breach of any representation or warranty made by any of the Covenantors in the Transaction Agreements, or (ii) any failure by the Covenantors to comply with any covenant or term of the agreement contained in the Transaction Agreements or in any other documents or agreements contemplated hereby.

(b) The maximum amount of aggregate Losses that shall be payable by the Covenantors pursuant to this Section 8.2 shall be capped at the Subscription Amount.

8.3. Definition of Losses. As used in this Agreement, “Losses” means all losses, liabilities, damages, deficiencies, suits or claims (whether brought by shareholders of the Group Companies or other third parties), debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature.

9. MISCELLANEOUS.

9.1. Governing Law. Except with respect to the references in this Agreement to the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of New York to the rights and duties of the parties hereunder.

9.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Investor without the written consent of the Company except to a parent corporation, a subsidiary or an Affiliate. This Agreement and the rights and obligations therein may not be assigned by the parties hereto without the written consent of the Investor.

9.3. Entire Agreement. This Agreement, the Shareholders Agreement, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.4. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party, upon delivery; (ii) when sent by facsimile, upon receipt of confirmation of error-free transmission; (iii) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth on the signature page hereto; or (iv) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. The initial address and facsimile number of each party are as shown below the signature of such party on the signature page of this Agreement. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.4 by giving the other party written notice of the new address in the manner set forth above.

9.5. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all of the parties hereto. Any amendment or waiver effected in accordance with this Section 9.5 shall be binding upon all of the parties hereto, and their respective assigns.

9.6. Delays or Omissions. No delay or omission in exercising any right, power or remedy accruing to any party hereto, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall it be construed to be a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties hereto shall be cumulative and not alternative.

9.7. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.9. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

9.10. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 6 of the Shareholders Agreement.

9.11. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.12. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.12(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing equitable or injunctive relief in a judicial forum to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

9.13. Expenses. The Company and the Investor will bear their respective legal and accountants’ fees and expenses with respect to this Agreement and the transactions contemplated hereby; provided however, if the transaction proceeds to Closing, then the Company shall reimburse the Investor for its reasonable fees and expenses related to this transaction, which amount shall be deducted from the Subscription Amount to be delivered at Closing.

9.14. Termination. This Agreement may be terminated by any party hereto by written notice to the other parties. Such termination under this Section 9.14, as well as the expiry of this Agreement shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY

JA Development Co., Ltd.

By:	/s/ Yang Huaijin
Name:	Yang Huaijin
Title:	Attorney-in-fact
Address:	Romasco Place, Wickhams Cay 1,
P.O. Box 3140, Road Town,
Tortola, British Virgin Islands
Facsimile:	(86-319) 5800754

JingAo Solar Co., Ltd.

By:	/s/ Yang Huaijin
Name:	Yang Huaijin
Title:	Chief Executive Officer
Address:	Jinglong Industrial Park,
Jinglong Street, Ningjin County,
Hebei Province, 055550, PRC
Facsimile:

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Leeway Asia Ltd.
For and on behalf of Leeway Asia L.P.

By:	/s/ Sheldon Liu
Name:	Sheldon Liu
Title:	Director
Address:	PO Box 908 GT
George Town,
Grand Cayman
Cayman Islands
Facsimile:	+8610 8486 8563

LIST OF EXHIBITS

Exhibit A	Restated Articles

Exhibit B	Disclosure Schedule

Exhibit C	Shareholders Agreement

Exhibit D	Employee Share Option Plan

Exhibit E	Plan of Restructuring

EXHIBIT A

RESTATED ARTICLES

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

JA Development Co., Ltd.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act.

“Additional Ordinary Shares” means all Ordinary Shares issued by the Company; provided that the term “Additional Ordinary Shares” does not include (i) Employee Compensation Shares; (ii) Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; (iii) Ordinary Shares issued or issuable upon conversion or exercise of the Series A Preference Shares or upon conversion or exercise of any convertible notes, warrants or options outstanding on the Original Series A Issue Date; (iv) Ordinary Shares issued in connection with a bona fide business acquisition by the Company of another business, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or (v) Ordinary Shares issued in connection with a Qualified Public Offering.

“Applicable Conversion Price” has the meaning specified in Section 4 of Schedule A hereto.

“Articles” means the attached Articles of Association of the Company.

“Auditors” means the Persons for the time being performing the duties of auditors of the Company.

“Board” means the board of directors of the Company.

“Chairman of the Board” has the meaning specified in Article 16.8 of the Articles.

“Company” means JA Development Co., Ltd., a company organized and existing under the laws of the British Virgin Islands.

“Control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Conversion Share” has the meaning specified in Section 4(c) of Schedule A hereto.

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Director” means a member of the Board.

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of a purchase of an asset, the purchase, redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend.

“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

“Employee Compensation Share” means up to 1082 Ordinary Shares (as adjusted for share splits, subdivision, consolidation, recapitalizations, reclassifications, and similar transactions prior to such date) issued or issuable to employees, consultants or directors of the Company either in connection with the provision of services to the Company or on exercise of any options to purchase Employee Compensation Shares granted under a share incentive plan or other arrangement approved by the Company’s Board, including without limitation in connection with a restricted stock or other equity compensation plan or arrangement approved by the Company’s Board.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“Future Issuance Price” has the meaning specified in Section 4(e)(5) of Schedule A hereto.

“Liquidation Event” has the meaning specified in Section 2(b) of Schedule A hereto.

“Memorandum” means this Memorandum of Association of the Company to be adopted by resolution in writing of all Shareholders.

“Ordinary Shares” has the meaning specified in Section 6.1 of the Memorandum.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preference Shares.

“Original Series A Issue Date” means the date of issuance by the Company of its first Series A Preference Share pursuant to the Subscription Agreement.

“Original Series A Issue Price” means US$17,177.914 per share.

“paid-up” means paid-up and/or credited as paid-up.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“Qualified Public Offering” means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares, equal to at least fifteen percent (15%) of the Company’s total issued shared capital post-offering on a fully-diluted basis and listing, on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong and Singapore, or any other stock exchange that is approved by the Board) with a total market capitalization of the Company following completion of the public offering of not less than US$540,000,000.

“Redemption Amount” has the meaning specified in Section 4(c)(i) of Schedule A hereto.

“Redemption Closing” has the meaning specified in Section 5(a)(iii)(3) of Schedule A hereto.

“Redemption Price” has the meaning specified in Section 5(a)(iii)(2) of Schedule A hereto.

“Redemption Notice” has the meaning specified in Section 5(a)(iii)(1) of Schedule A hereto.

“Registered office” means the registered office for the time being of the Company.

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act.

“Related Party Transaction” means any transaction, contract, agreement or arrangement between the Company, on the one hand, and any Director, officer or Shareholder, or an entity Controlled by any Director, officer or Shareholder, on the other hand.

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be.

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of fifty percent (50%) of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of fifty percent (50%) of the votes of Shares entitled to vote thereon.

“Schedule A” means Schedule A to the Memorandum.

“Seal” means any seal which has been duly adopted as the common seal of the Company.

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Price” has the meaning specified in Section 4(d) of Schedule A hereto.

“Series A Preference Shares” has the meaning specified in Section 6.1 of the Memorandum.

“Subscription Agreement” means that certain Share Subscription Agreement entered into by and among the Company, Leeway Asia L.P. and the other parties thereto, dated on or about August 9, 2006, regarding the issuance of Series A Preference Shares.

“Subsidiary” means, with respect to any specified Eligible Person, any Eligible Person of which the specified Eligible Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

“Share” has the meaning specified in Section 6.1 of this Memorandum and may also be referenced as “share” and includes any fraction of a share.

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	“Written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly;

(d)	The term “day” means “calendar day”;

(e)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(f)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act, any re-enactment thereof;

(g)	importing the masculine gender also include the feminine gender and vice-versa; and

(h)	the singular includes the plural and vice versa.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.	NAME

The name of the Company is JA Development Co., Ltd.

3.	STATUS

The Company is a company limited by shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The first registered office of the Company is Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands or at such other place as the Directors may from time to time decide.

4.2	The first registered agent of the Company is Codan Trust Company (B.V.I.) Ltd. Of Romasco Place, Wickhams Cay 1, P.O.Box 3140, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, including but not limited to the following:

(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(iii)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including but without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iv)

To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(v)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(vi)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(vii)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Article in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this Article or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2

For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on. Except as prohibited or limited by the Act, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest money of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Shareholders of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the aforesaid business provided that the Company shall only carry on the businesses for which a license is required under the laws of the British Virgin Islands when so licensed under the terms of such laws.

5.3	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

6.	AUTHORISED SHARES

6.1	The Company is authorised to issue a maximum of 50,000 Shares comprising of 49,185 Ordinary Shares without par value (the “Ordinary Shares”) and 815 Series A Preference Shares without par value (the “Series A Preference Shares”), with power for the Company insofar as is permitted by applicable law, this Memorandum (including Schedule A) and the Articles to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained. The Ordinary Shares and the Series A Preference Shares are collectively referred to herein as the “Shares.”

6.2	The Shares in the Company shall be issued in the currency of the United States of America.

6.3	Subject to the provisions of Schedule A and the other rights attaching to the Series A Preference Shares in these Memorandum and Articles of Association, each Ordinary Share in the Company confers on the holder:

(a)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

6.4	In addition to any other rights attaching to the Series A Preference Shares, each Series A Preference Share in the Company confers on the holder the rights set out in Schedule A attached hereto. For the sake of clarity, Schedule A forms part of the Memorandum. In the event of any conflict between the conditions in the Memorandum and Schedule A, Schedule A shall prevail.

6.5	Subject to the provisions of the Act, the Memorandum and the Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by resolution determine.

6.6	Subject to the provisions of the Act, the Memorandum and the Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefore in any manner authorized by the Act, including out of capital.

7.	VARIATION OF RIGHTS

Subject to Schedule A, if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may not, whether or not the Company is being wound-up, be varied without the consent in writing of the holders of at least a majority of the issued shares of that class or series, or without the sanction of a Resolution of Shareholders passed at a general meeting of the holders of the shares of that class or series.

The provisions of this Memorandum and the Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Subject to Schedule A, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

9.1	Subject to the provisions, if any, in that behalf in this Memorandum (including but not limited to Schedule A) and in the Articles and to any direction that may be given by the Company in a general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form. The Company shall issue registered shares only.

9.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

10.	TRANSFER OF SHARES

Subject to any agreements binding on the Company, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and will not register transfers of shares that are not made in accordance with such agreements (if any). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

11.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

11.1	Subject to the provisions of the Act and these Articles (including but not limited to Schedule A), the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(a)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	to consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value; or

(d)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

11.2	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

SCHEDULE A

The holders of Series A Preference Shares shall, in addition to any other rights conferred on them under these Memorandum and Articles of Association have the following rights:

1.	Dividends

(a)	Subject to the provisions of these Articles (including but not limited to the other requirements of this Schedule A), no dividends (other than those payable solely in Ordinary Shares) shall be declared or paid on the Ordinary Shares or any future series of preferred shares, unless and until a dividend in like amount is declared or paid on each outstanding Series A Preference Share (on an as-if-converted basis).

(b)	The holders of Series A Preference Shares shall be entitled to receive on a pari passu basis, when, as and if declared at the sole discretion of the Board, but only out of funds that are legally available therefor, cash dividends at the rate or in the amount as the Board considers appropriate.

2.	Liquidation Preference

(a)	Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary:

(i)	Before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A Preference Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series A Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Preference Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preference Shares, then such assets shall be distributed among the holders of Series A Preference Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(ii)	After distribution or payment in full of the amount distributable or payable on the Series A Preference Shares pursuant to Section 2(a)(i) of Schedule A, the remaining assets of the Company available for distribution to Shareholders shall be distributed ratably among the holders of outstanding Ordinary Shares and holders of Series A Preference Shares on an as-converted basis.

(b)	Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each, a “Liquidation Event”) under this Section 2(b) of Schedule A unless waived by the holders of at least fifty percent (50%) of the then outstanding Series A Preference Shares, voting together as a single class on an as-converted basis:

(i)

any consolidation, amalgamation or merger of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the Shareholders of the Company immediately before such transaction own less than fifty percent (50%) of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);

(ii)	a sale of all or substantially all of the assets of the Company; or

(iii)	the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party;

and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of paragraph (a) of this Section 2 of Schedule A.

(c)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to any holder of Series A Preference Shares and Ordinary Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed.

3.	Voting Rights

Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (ii) the holder of each Series A Preference Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A Preference Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Act, the holders of Series A Preference Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders.

4.	Conversion Rights

The holders of the Series A Preference Shares shall have the following rights described below with respect to the conversion of the Series A Preference Shares into Ordinary Shares. Subject to the provisions of Section 4(e) of Schedule A, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preference Share shall be the quotient of the Original Series A Issue Price divided by the then-effective Series A Conversion Price. For the avoidance of doubt, subject to the provisions of Section 4(b) of Schedule A, the initial conversion ratio for Series A Preference Shares to Ordinary Shares shall be 1:1, and all shall be subject to adjustment based on adjustments of the Series A Conversion Price, as applicable (the “Applicable Conversion Price” and each a “Conversion Price”), as set forth below:

(a)	Optional Conversion.

(i)	Subject to and in compliance with the provisions of this Section 4(a) of Schedule A, and subject to compliance with the requirements of the Act, any Series A Preference Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Applicable Conversion Price.

(ii)	The holder of any Series A Preference Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or any transfer agent for the Series A Preference Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A Preference Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preference Shares, and the number of Ordinary Shares to be so issued to a holder of Series A Preference Shares upon the conversion of such Series A Preference Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A Preference Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b)	Automatic Conversion.

(i)	Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Preference Share shall automatically be converted into Ordinary Shares immediately prior to the closing of a Qualified Public Offering, based on the then-effective Applicable Conversion Price.

(ii)

The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A Preference Shares unless the certificate or certificates evidencing such Series A Preference Shares is either delivered as provided below to the Company or any transfer agent for the Series A

Preference Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A Preference Share, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its principal office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preference Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A Preference Share (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Series A Preference Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c)	Mechanics of Conversion. The conversion hereunder of any Series A Preference Share (the “Conversion Share”) shall be effected in the following manner and in accordance with the Act:

(i)	The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(ii)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Initial Conversion Price. The “Series A Conversion Price” shall initially equal the Original Series A Issue Price, and shall be adjusted from time to time as provided below in Section 4(e) of Schedule A.

(e)	Adjustments to Conversion Price.

(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A Preference Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A Preference Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Series A Preference Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A Preference Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below the Conversion Price.

(A)	Full Ratchet Adjustment. If, after the Original Series A Issue Date, the Company shall issue Additional Ordinary Shares for a consideration per share (the “Future Issuance Price”) less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issuance, then and in such event, the Series A Conversion Price shall be reduced concurrently with such issuance to a price equal to the Future Issuance Price.

(B)	Determination of Consideration. For the purpose of making any adjustment to any Conversion Price or the number of Ordinary Shares issuable upon conversion of the Series A Preference Shares, as provided above:

i)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

ii)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

iii)	If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)	No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Series A Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had such adjustment not been made.

(vi)	Adjustment based on Actual 2006 PAT

Upon the delivery by the Company of the Company’s audited consolidated financial statements for the fiscal year ending December 31, 2006 (“2006 Financial Statements”) audited by a “Big 4” accounting firm in accordance with United States generally accepted accounting principles, if and only if (i) a Qualified Public Offering has not completed at the time the 2006 Financial Statements are issued, and (ii) the Actual 2006 PAT is less than the Anticipated 2006 PAT minus US$2,000,000, the New Conversion Price shall be adjusted according to the following formula:

New Conversion Price = Initial Purchase Price ×	(	Actual 2006 PAT	)
Anticipated 2006 PAT

WHERE:

“Actual 2006 PAT” = the Company’s audited profit after tax for the financial year ending December 31, 2006, after paying all relevant taxes for such period, expressed in U.S. dollars, calculated in accordance with U.S. GAAP, disregarding the following, to the extend included or deducted in calculating profit after tax: (a) any extraordinary or non-recurring gains or losses; and (b) the cumulative effect of any change or changes in accounting principles.

“Anticipated 2006 PAT” = US$22,500,000.

“Initial Purchase Price” = $17,177.914 per share for each share of Series A Preference Shares purchased by Investor pursuant to the Share Subscription Agreement, as adjusted for stock splits, reverse stock splits, stock dividends, recombinations and the like.

Any adjustment to the Conversion Price made pursuant to this Section 4(e)(vi) shall be in addition to, and not in substitution for, any other prior or subsequent adjustments made to the Conversion Price pursuant to this Section 4(e).

(vii)	Certificate of Adjustment. In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series A Preference Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of such series of Series A Preference Shares after such adjustment or readjustment.

(viii)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Conversion Price or the number or character of the Series A Preference Shares as set forth herein, the Company shall give notice to the holders of such series of Series A Preference Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Preference Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(ix)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A

Preference Share, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preference Share. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preference Share, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)	Notices. Any notice required or permitted pursuant to this Section 4 of Schedule A shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

5.	Redemption

(a)	(i)	Subject to the provisions of the Act, the Memorandum and the Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by resolution determine.

(ii)	Subject to the provisions of the Act, the Memorandum and the Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefore in any manner authorized by the Act, including out of capital.

(iii)	Notwithstanding any provisions to the contrary in this Schedule A, the Series A Preference Shares shall be redeemable at the option of holders of the Series A Preference Shares as provided herein:

(1)	Optional Redemption Date. At any time commencing five (5) years after the Original Series A Issue Date, if a Qualified Public Offering has not been consummated, any holder of Series A Preference Shares may, upon written request to the Company (a “Redemption Notice”), require that the Company redeem some or all of such holder’s then outstanding Series A Preference Shares, in accordance with the following terms.

(2)

Redemption Price. The redemption price for each Series A Preference Share redeemed pursuant to this Section 5(a)(iii)(2) of Schedule A shall be equal to the Original Series A Issue Price, plus a premium equal to the interest that would have accrued on a debt instrument with a principal amount equal to the Series A Original Issue Price, accruing daily (on the basis of a 365-day year) from Original Series A Issue Date at the Redemption Rate (as defined below) and compounding annually, plus all dividends accrued and unpaid with respect to such shares (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (the “Redemption Price”). For purposes of the foregoing, “Redemption Rate” shall mean a rate of five percent (5%) per annum.

(3)	Procedure. The closing (the “Redemption Closing”) of the redemption of any Series A Preference Shares pursuant to this Section 5(a) of Schedule A will take place within one hundred and twenty (120) days of the date of the Redemption Notice at the principal office of the Company, or such earlier date or other place as the holder requesting redemption of then outstanding Series A Preference Shares and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series A Preference Share by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the Redemption Price available to a holder of a Series A Preference Share, all rights of the holder of such Series A Preference Share (except the right to receive the Redemption Price therefor) will cease with respect to such Series A Preference Share, and such Series A Preference Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 5 of Schedule A is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Series A Preference Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

JA Development Co., Ltd.

A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES

1.1	Every Shareholder is entitled to a certificate signed by a director of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

1.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

1.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

2.	SHARES

2.1	Subject to any restrictions on the issuing of Shares and other Securities contained herein, Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.2	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

2.3	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.4	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion, of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.5	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

2.6	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.7	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3.	NON RECOGNITION OF TRUSTS

No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Act) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

4.	REGISTRATION OF EMPOWERING INSTRUMENTS

The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

5.	COMMISSION ON SALE OF SHARES

Subject to the provisions of the Act and these Articles (including but not limited to Schedule A to the Memorandum), the Company may (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company, which commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fees as may be lawful and commercially reasonable.

6.	REDEMPTION OF SHARES AND TREASURY SHARES

6.1

Subject to Schedule A of the Memorandum, the Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

6.2	Subject to Schedule A of the Memorandum, the Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

6.3	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

6.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article 6 may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of fifty percent (50%) of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

6.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

6.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

6.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than fifty percent (50%) percent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

7.	MORTGAGES AND CHARGES OF SHARES

7.1	Subject to any agreements to which the Company is a party, Shareholders may mortgage or charge their Shares.

7.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

7.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

7.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares;

without the written consent of the named mortgagee or chargee.

8.	FORFEITURE

8.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

8.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

8.3	The written notice of call referred to in Article 8.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

8.4	Where a written notice of call has been issued pursuant to Article 8.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

8.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Article 8.3 and that Shareholder shall be discharged from any further obligation to the Company.

9.	TRANSMISSION OF SHARES

9.1	In case of the death of a Shareholder, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

9.2

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Shareholder before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

9.3	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Shareholder in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

10.	AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

10.1	Subject to the provisions of the Act, the Memorandum (including but not limited to Schedule A), and these Articles the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(a)	by Resolution of Shareholders increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	by Resolution of Shareholders consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	by Resolution of Shareholders divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value; or

(d)	by Resolution of Shareholders cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

10.2	All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as the shares in the original share capital.

10.3	Subject to the provisions of the Act, the Memorandum (including but not limited to Schedule A), and these Articles, the Company may by Resolution of Shareholders reduce its share capital and any capital redemption reserve fund.

10.4	Subject to the provisions of the Act, the Memorandum (including but not limited to Schedule A), and these Articles, the Company may by resolution of the Directors change the location of its registered office.

11.	TRANSFER OF SHARES

11.1	Subject to any agreements binding on the Company, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and will not register transfers of shares that are not made in accordance with such agreements (if any). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

11.3	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

11.4	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

12.	MEETINGS AND CONSENTS OF SHAREHOLDERS

12.1	The Company may hold a general meeting as its annual general meeting but shall not (unless required by the Act) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the principal executive offices of the Company on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

12.2	The Directors may call general meetings, and they shall, on the requisition of Shareholders holding at the date of deposit of the requisition not less than ten percent (10%) of the paid up capital of the Company, which carries the right of voting at general meetings of the Company (a “Requesting Shareholder” or collectively, the “Requesting Shareholders”), forthwith proceed to convene an extraordinary general meeting of the Company.

12.3	The requisition must state the objectives of the meeting and must be signed by each of the Requesting Shareholders and be deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more of the Requesting Shareholders.

12.4	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the Requesting Shareholders, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

12.5	A general meeting convened as aforesaid by the Requesting Shareholders shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

12.6

At least five (5) days’ notice shall be given of an annual general meeting and at least twenty (20) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (a) in the case of a general meeting called as an annual general meeting, by all the Shareholders entitled to attend and vote thereat or their proxies; and (b) in the case of any other general meeting, by holders of not less than the minimum number of Shares required to approve the actions submitted to the Shareholders for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided that any general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles 12.1-12.5 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

12.7	The director convening a meeting shall give not less than seven (7) days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

12.8	The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to attend or vote at a meeting of the Shareholders. For the purpose of determining the Shareholders entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

If no record date is fixed for the determination of Shareholders entitled to notice of or to attend or vote at a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to attend or receive notice of, attend or vote at any meeting of Shareholders has been made as provided in this Article 12.8, such determination shall apply to any adjournment thereof.

12.9	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least ninety percent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

12.10	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

12.11	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

(a)	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Shareholder of the Company.

(b)	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

(c)	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

(d)	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

(e)	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[Name of Company]

I/We being a Shareholder of the above Company HEREBY APPOINT                              of                              or failing him                              of                              to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the      day of                     , 20     and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this      day of                     , 20

Shareholder

12.12	Any corporation which is a Shareholder of record of the Company may in accordance with the Articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder of record of the Company.

12.13	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

12.14	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

12.15	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. The holders of at least fifty percent (50%) of the aggregate voting power of all of the Shares (on an as-converted basis) entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum.

12.16	A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

12.17	If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

12.18	The Chairman of the Board, if any, shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the members present shall elect one (1) of their number to be chairman of the meeting.

12.19	The Chairman of the Board may, with the consent of any general meeting duly constituted hereunder at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

12.20	Subject to Article 12.34, at any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Shareholders. Unless otherwise required by the Act or these Articles, such requisite majority shall be a simple majority of votes cast.

12.21	Subject to these Articles (including but not limited to Article 12.34, every Shareholder of record present or, if such Shareholder is a corporation or other non-natural person, such Shareholder is present by its duly authorized representative, shall have one (1) vote for each share registered in his name in the register of Shareholders.

12.22	In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Shareholders.

12.23	A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

12.24	No Shareholder shall be entitled to vote at any general meeting unless he is registered as a Shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

12.25	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

12.26	Votes may be given either personally or by proxy.

12.27	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

12.28	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

12.29	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

12.30	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

12.31	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

12.32

An action that may be taken by the Shareholders at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution shall forthwith be sent to all members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

12.33	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

12.34	Majority Consent of Series A Preference Shares. The Company shall not take any of the following actions without the consent of the majority of the holders of the then-outstanding Series A Preference Shares:

(a)	amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of any class of Shares;

(b)	take any action that authorizes, creates or issues shares of any class or series, or securities or instruments convertible or exchangeable into shares of any class or series;

(c)	take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to the preferences reserved for the Series A Preference Shares;

(d)	increase the share capital of any Subsidiary by means of an issue shares or equity interests or securities or instruments convertible or exchangeable into shares or equity interests;

(e)	dispose all or substantially all of the assets of or shares or equity interests in any Group Company or any subsidiary of any Group Company;

(f)	enter into any transaction or arrangement or agreement with a Director or Shareholder or any of their respective Affiliates, other than on arms length terms in the ordinary course of business of consideration in excess of US$5,000,000, except for any transaction or arrangement or agreement with Jinglong disclosed in the Disclosure Schedules of the Subscription Agreement; or

(g)	make any loan or advance or giving any guarantee or indemnity or providing any credit, other than in the normal course of business.

13.	DIRECTORS

13.1	Subject to any subsequent amendment to change the number of directors, the number of the directors shall be not more than seven (7) persons (the “Maximum Number”), unless increased by a resolution adopted by a resolution of the majority of the Board. The “Directors” shall mean all of the members of the Board.

13.2

The Directors shall be entitled to be paid traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. Subject to these Memorandum and Articles (including but not limited to Schedule A of the Memorandum), the Directors may by

resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

13.3	Each director holds office until his successor takes office or until his earlier death resignation or removal.

13.4	Subject to the Memorandum (including but not limited to Schedule A) and these Articles, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

13.5	Subject to the Memorandum (including but not limited to Schedule A) and these Articles, a Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

13.6	A shareholder qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

13.7	Subject to the Memorandum (including but not limited to Schedule A) and these Articles, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

13.8	In addition to any further restrictions set forth in the Memorandum (including but not limited to Schedule A) and these Articles, no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested; provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

13.9	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 19 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

13.10	A director may be removed from office, with or without cause, by the Shareholders who elected such director and such Shareholder may also replace any director so removed.

13.11	The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 14.1(a), 14.1(b) or 14.1(c), as applicable.

13.12	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

13.13	The Company shall keep a register of Directors containing:

(a)	the names and addresses of the persons who are Directors of the Company, or who have been nominated as reserve Directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company, or nominated as a reserve director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

13.14	The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

13.15	The directors may, by Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

13.16	A Director is not required to hold a Share as a qualification to office.

14.	APPOINTMENT AND REMOVAL OF DIRECTORS

14.1	All Directors shall be elected by a majority vote of outstanding Ordinary Shares and Series A Preference Shares (voting together and not as separate classes), provided that:

(a)	Jinglong Group Co. Ltd. shall be entitled to nominate and elect two (2) Directors to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position.

(b)	Improve Forever Investment Ltd. shall be entitled to nominate and elect one (1) Directors to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position.

(c)	Express Power Investment Ltd. shall be entitled to nominate and elect one (1) Director to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position.

14.2

Any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares; provided, that the Directors shall have the power at any time and from time to time to appoint any person to be a Director in order to fill a casual vacancy on the Board.

14.3	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

15.	POWERS AND DUTIES OF DIRECTORS

15.1	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent, from time to time by the Act, or by these Articles, or as may be prescribed by the Company in general meeting provided that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and provided further that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Article 12.34 or in Article 7 of the Memorandum without the prior approval therein required.

15.2	Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

15.3	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

15.4	All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

15.5	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

15.6	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

15.7	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

15.7	Subject to Article 16.7, the continuing Directors may act notwithstanding any vacancy in their body. However, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

15.8	Subject to the Memorandum (including but not limited to Schedule A) and these Articles, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

15.9	Subject to the Memorandum (including but not limited to Schedule A) and these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

15.10	Subject to the Memorandum (including but not limited to Schedule A) and these Articles:

(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

15.11	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

15.12	For the purposes of Section 175 (Disposition of assets) of the Act, the Directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

16.	PROCEEDINGS OF DIRECTORS

16.1	Subject to the Memorandum (including but not limited to Schedule A) and these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Act, the Memorandum (including but not limited to Schedule A) or these Articles) of the Directors present at a meeting at which there is a quorum, with each having one (1) vote.

16.2	A Director may, and the secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least five (5) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided that notice is given pursuant to Article 27; provided further that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors.

16.2	The Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the Directors may determine to be necessary or desirable. The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided that a meeting of a Board or committee shall not be valid if the Company does not make such means of participation reasonably available to the members thereof.

16.3	A director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

16.4	A Director shall be given not less than three (3) days’ notice of meetings of Directors, but a meeting of Directors held without three (3) days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

16.5	A Director may by a written instrument appoint an alternate who need not be a Director and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote in place of the Director until the appointment lapses or is terminated.

16.6	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Article 12.11 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

16.7	The quorum necessary for the transaction of the business of the Directors is four (4) Directors. For the purposes of this Article 16.7 a proxy appointed by a Director shall only be counted in a quorum at a meeting at which the Director appointing him is not present; provided always that if there shall at any time be only a sole Director the quorum shall be one (1). For the purposes of this Article 16.7 a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

16.8	The Directors may elect a chairman of their board (“Chairman of the Board”) and determine the period for which he is to hold office, but if no such Chairman of the Board is elected, or if at any meeting the Chairman of the Board is not present, the Directors present may choose one of their numbers to be chairman of the meeting.

16.9	At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

16.10	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

17.	COMMITTEES

17.1	Subject to the Memorandum (including but not limited to Schedule A) and these Articles, the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles or the Memorandum (including but not limited to Schedule A). A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present.

17.2	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint or remove Directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

17.3	Articles 17.2(b) and 17.2(c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

17.4	The meetings and proceedings of each committee of Directors consisting of two (2) or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

17.5	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors of the Company under the Act.

18.	OFFICERS

The Company may have a president, a secretary or secretary-treasurer appointed by the directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

19.	CONFLICT OF INTERESTS

19.1	A Director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors of the Company.

19.2	For the purposes of Article 19.1, a disclosure to all other Directors to the effect that a Director is a member, Director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure, of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

19.3	A Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

20.	INDEMNIFICATION

20.1	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

20.2	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Shareholders for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

21.	RECORDS

21.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of Directors, or a copy of the register of Directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous ten (10) years.

21.2	Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of Directors at the office of its registered agent.

21.3	If the Company maintains only a copy of the register of members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)	within fifteen (15) days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of Directors is kept.

21.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of Directors; and

(c)	an impression of the Seal.

21.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

21.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (No. 5 of 2001) as from time to time amended or re-enacted.

22.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

23.	SEAL

The Company may, if the Directors so determine, have a Seal which shall, subject to this Article 23, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar in the British Virgin Islands or elsewhere wheresoever.

24.	DISTRIBUTIONS BY WAY OF DIVIDEND

24.1	Subject to the Act and the provisions of these Articles and the Memorandum (including but not limited to Section 1 of Schedule A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore, if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

24.2	Subject to the Act and the provisions of these Articles and the Memorandum (including but not limited to Section 1 of Schedule A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

24.3	Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article 24.3 as paid on the share.

24.4	The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

24.5	Subject to the Act and the provisions of these Articles and the Memorandum (including but not limited to Section 1 of Schedule A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or Debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

24.6

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Shareholders or to such person and to such address as such holder or joint holders may in writing direct.

Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

24.7	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Article 24.1 and all dividends unclaimed for three (3) years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

24.8	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

25.	CAPITALIZATION

Subject to these Articles (including but not limited to Schedule A of the Memorandum), upon the recommendation of the Board, the Shareholders may by resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). Subject to these Articles and the Memorandum, the Directors may authorize any person to enter into, on behalf of all of the Shareholders interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

26.	BOOKS OF ACCOUNT AND AUDIT

26.1	The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company; and

(c)	The assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

26.2	Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Act or authorized by the Company.

26.3	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

26.4	Subject to these Articles and the Memorandum, the Board may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board. The Board may appoint as Auditor either of PriceWaterhouseCoopers, KPMG, Deloitte & Touche or Ernst & Young to conduct an audit of the Company and its operating performance, with the subsequent issuance of an audit report.

26.5	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

26.6	Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

27.	NOTICES

27.1	Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Shareholder either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to him or to his address as shown in the register of Shareholders, such notice, if mailed, to be forwarded airmail if the address is outside the Cayman Islands.

27.2	(a)	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid.

	(b)	Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day that it has been properly addressed and sent through a transmitting organization, with a reasonable confirmation of delivery.

27.3	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Shareholders in respect of the share.

27.4	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Shareholder by sending it, subject to Articles 27.2 and 27.3, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

27.5	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Shareholder in the register of Shareholders as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Shareholders; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

27.6	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

27.7	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

28.	VOLUNTARY LIQUIDATION

(a)	If the Company shall be wound up, any liquidator must be approved by the majority in voting power of the Series A Preference Shares (voting together as a separate class on an as-converted basis).

(b)	If the Company shall be wound up, the assets available for distribution amongst the Shareholders shall be distributed in accordance with Section 2 of Schedule A to the Memorandum; provided that no Shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

29.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

The Company may, with the approval of (i) a resolution approved by the majority of the Board, and (ii) the holders of at least seventy-five percent (75%) of the then outstanding Series A Preference Shares (voting together as a separate class on an as-converted basis), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

30.	FINANCIAL YEAR

Unless a majority of the Board agrees otherwise, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

EXHIBIT B

DISCLOSURE SCHEDULE

The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other sections of the Agreement where it is reasonably apparent on the face of such disclosure that such information applies to such other sections. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is material, nor shall such information be deemed to establish a standard of materiality for the purposes of the Agreement. Capitalized terms used in this Disclosure Schedule shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

The Investor acknowledges that certain information contained in this Disclosure Schedule may constitute material confidential information relating to the Group Companies which may not be used for any purpose other than in connection with the Investor’s decision to consummate the transaction contemplated by the Agreement.

Section 3.2 Capitalization

See attached.

JA DEVELOPMENT CO., LTD.		Matter: 904167
Date: 7/28/2006	Register of Members

Class: Ordinary		Currency: U.S. DOLLARS Par Value: 0.0000

Member	Certificate Number	Number of Shares	Transfer Details	% Paid	Date
					Entry as Member	Cessation of Membership
Jinglong Group Co., Ltd. Romasco Place Wickhams Cay 1 P.O. Box 3140 Road Town, Tortola British Virgin Islands	1	1.0000		100.00	06 Jul 2006

Jinglong Group Co., Ltd. Romasco Place Wickhams Cay 1 P.O. Box 3140 Road Town, Tortola British Virgin Islands	2	5,499.0000		100.00	21 Jul 2006

Express Power Investment Limited 49 Combles Pde. Matraville NSW 2036 New South Wales Australia	3	1,500.0000		100.00	21 Jul 2006

Marlins Fame Limited Room 2602, No.11 Lane 1515 Zhang Yang Road Shanghai 200135 People’s Republic of China	4	1,000.0000		100.00	28 Jul 2006

Improve Forever Investments Limited Suite 402, No.21 Lane 519, Laohumin Road Shanghai 200237 People’s Republic of China	5	500.0000		100.00	21 Jul 2006

Giant Fortune Development Limited Flat D, 12th Floor 22 Robinson Road, Mid-Level Hong Kong	6	450.0000		100.00	21 Jul 2006

Super Shine International Limited 411, 4th Floor World Commerce Centre Harbour City 11 Canton Road Tsim Sha Tsui, Kowloon Hong Kong	7	450.0000		100.00	21 Jul 2006

Si Fab International, Ltd. 79 Palne Street Maroubra 2035 New South Wales Australia	8	350.0000		100.00	21 Jul 2006

Freshearn Investment Limited Room 1605, Building J No. 343 HuaiHai Xi Road Shanghai 200030 People’s Republic of China	9	250.0000		100.00	21 Jul 2006

Total Shares:		10,000.0000

Section 3.3 Subsidiaries

Under the Plan of Restructuring (see Exhibit E), at the completion of the restructuring the Company will own 100% of JingAo China.

Section 3.10 Material Contracts and Obligations

(i)	Contracts involving consideration in excess of US$5,000,000:

1.	Long-term wafer supply agreement dated July, 2006 between JingAo China and Jinglong Group, with a term that ends on December 31, 2010.

2.	Sales contract dated July, 2006 between Zhangjiagang Yongneng and JingAo China for the sales of solar cells.

3.	Sales contract dated July, 2006 between Shanghai Huinong and JingAo China for the sales of solar cells.

4.	Sales contract dated July, 2006 between Wuxi Guofei and JingAo China for the sales of solar cells.

5.	Sales contract dated July, 2006 between Zhejiang Gongyuan and JingAo China for the sales of solar cells.

(ii)	Contracts that cannot be performed within its terms within 12 months after the date on which it was entered into:

1.	Long-term wafer supply agreement dated July, 2006 between JingAo China and Jinglong Group, with a term that ends on December 31, 2010.

2.	Lease Agreement between JingAo China and Jinglong Group, with a term that ends June 30, 2010.

(iii)	Contracts transferring or licensing any Intellectual Property:

1.	Technology Transfer Agreement dated as of October 24, 2005 between Australian PV Science & Engineering Co., represented by Dr. Ximing Dai, and JingAo China regarding transferring the specialized technology in manufacturing of solar cells developed by Dr. Ximing Dai.

Section 3.11 Litigation

None.

Section 3.15 Material Liabilities

None.

Section 3.16 Changes in Condition

None.

Section 3.17 Tax Matters

None.

Section 3.18 Related Party Transaction

Jinglong Industry and Commerce Group Co., Ltd. (“Jinglong Group”) holds 55% of shares of JingAo China. Jinglong Group has been one of JingAo China’s principal silicon wafer suppliers and also leased to JingAo China its manufacturing facilities in Ningjin, Hebei. The agreements between Jinglong Group and JingAo China include:

1.	Long-term wafer supply agreement dated July, 2006 between JingAo China and Jinglong Group.

2.	Lease Agreement for Ningjin, Hebei Facilities dated July 1, 2006 between JingAo China and Jinglong Group.

Section 3.19 Employee Matters

None.

Section 5.7 Key Management

CEO	Mr. Huaijin Yang

CTO	Dr. Ximing Dai

CFO	Mr. Herman Zhao

VP	Mr. Jincun Yan

VP	Mr. Jinlin Liu

VP	Mr. Zhilong Zhang

EXHIBIT C

SHAREHOLDERS AGREEMENT

Filed as Exhibit 4.6 to Form F-1.

C - 1

EXHIBIT D

EMPLOYEE SHARE OPTION PLAN

Filed as Exhibit 10.2 to Form F-1.

D - 1

EXHIBIT E

PLAN OF RESTRUCTURING

I.	Corporate Structure Prior to Restructuring

JingAo Solar Co., Ltd. (“JingAo”) was established in May 2005 as a joint venture by Hebei Jinglong Industry and Commerce Group Co., Ltd. (“Jinglong Group”), Australia PV Science & Engineering Company (“APV”) and Australia Solar Energy Development Company (“ASEDC”), with each party holding 55%, 15%, and 30% of the equity interest of JingAo, respectively. Jinglong Group, APV and ASEDC are together referred to as the “JingAo Shareholders”.

The following diagram illustrates the equity interest structure of JingAo prior to the restructuring:

II.	Restructuring

The contemplated restructuring will be carried out through the following steps:

Step 1. Establishment of Jinglong BVI by Shareholders of Jinglong Group.

(1)	The eleven individual shareholders of Jinglong Group established Jinglong Group Co., Ltd. (“Jinglong BVI”) which was incorporated in the British Virgin Islands (“BVI”) as a BVI Business Company on 29 June 2006.

(2)	The existing shareholders of APV and ASEDC established the following BVI companies in June 2006: (a) Express Power

Investment Ltd., (b) Marlins Fame Limited, (c) Super Shine International Ltd., (d) Si Fab International Ltd., (e) Freshearn Investment Ltd., (f) Giant Fortune Development Ltd. and (g) Improve Forever Investment Ltd. (collectively, the “BVI Companies”).

Step 2. Establishment of the Company by Jinglong BVI and Other BVI Companies.

(1)	Jinglong BVI together with the BVI Companies established JA Development Co. Ltd. (the “Company”) which was incorporated in the BVI as a BVI Business Company on 6 July 2006. The shareholdings of the Company are as described under section 3.3 of the Disclosure Schedule.

Step 3. Share issuance by the Company and acquisition of the entire equity interest of JingAo by the Company.

(1)	The Company entered into a share transfer agreement (the “Share Transfer Agreement”) with the JingAo Shareholders dated July 18, 2006, pursuant to which the Company agreed to acquire one hundred percent (100%) of the equity interests of JingAo from the JingAo Shareholders (the “Acquisition”) as follows:

(a)	fifty-five percent (55%) from Jinglong Group for a purchase price of US$8.25 million; and

(b)	forty-five percent (45%) from APV and ASEDC for an aggregate purchase price of US$6.75 million.

(2)	The Acquisition was approved by relevant PRC government authority and the Certificate of Approval for Establishment of Enterprises with Foreign Investment in the People’s Republic of China issued by Hebei People’s Government dated August 16, 2006 indicates that the Company is the sole investor of JingAo, and that JingAo is a wholly foreign owned enterprise.

(3)	Pursuant to this Share Subscription Agreement, the Company shall issue a total of 582 Series A Preference shares for an aggregate subscription price of US$10 million to Leeway Asia L.P. (the “Leeway Issuance”).

(4)	Pursuant to an additional share subscription agreement with Mitsubishi Corporation, the Company shall issue a total of 233 Series A Preference shares for an aggregate subscription price of US$4 million to Mitsubishi Corporation (the “Mitsubishi Issuance”).

(5)	US$8.25 million of the proceeds from the Leeway Issuance shall be paid by the Company to Jinglong Group in full satisfaction of the purchase price for the acquisition of the fifty-five percent (55%) of the equity interests of JingAo from Jinglong Group pursuant to the Share Transfer Agreement as described in sub-paragraph (1) above.

(6)	The Company shall pay $6.75 million to APV and ASEDC or their respective permitted assignee in full satisfaction of the purchase price for the acquisition of the fifty-five percent (45%) of the equity interests of JingAo from APV and ASEDC pursuant to the Share Transfer Agreement as described in sub-paragraph (1) above.

(7)	APV and ASEDC or their respective permitted assignee shall lend a total of US$3.7125 million to Jinglong BVI and Jinglong BVI will issue a promissory note to the respective lender.

(8)	Jinglong BVI shall subscribe for 5499 new shares in the Company for an aggregate subscription price of US$3.7125 million.

(9)	BVI Companies shall subscribe for 4500 new shares in the Company for an aggregate subscription price of US$3.0375 million.

(10)	Following the completion of the steps set out in sub-paragraphs (1) through (9) above:

(a)	the Company will own one hundred percent (100%) of the equity interests of JingAo; and

(b)	the Company will have a net cash position of US$5.75 million.

Step 4. Share Exchange between JA Cayman and the Company.

(1)	JA Solar Holdings Co., Ltd. (“JA Cayman”) was incorporated in the Cayman Islands as an Exempted Company on 6 July 2006.

(2)	JA Cayman will issue such numbers of ordinary shares and Series A Preference shares (collectively, “Shares”) to the existing shareholders of the Company in the same proportions as their holdings in the Company, and the existing shareholders of the Company will, in exchange, transfer all shares they hold in the Company to JA Cayman as the consideration to purchase the Shares.

(3)	It is expected that JA Cayman will then carry out an initial public offering.

III.	Target Corporate Structure

Upon the completion of the restructuring set out in Step 1 through Step 4 above, JA Cayman will own one hundred percent (100%) of the equity interest of the Company, which will in turn hold one hundred percent (100%) of the equity interest of JingAo. The following diagram illustrates the target corporate structure:

Execution Copy

AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT

This AMENDMENT (this “Amendment”) is entered into on August 21, 2006 to amend certain provisions of that certain Share Subscription Agreement, dated as of August 9, 2006 (the “Share Subscription Agreement”), by and among JA Development Co., Ltd., a company incorporated under the laws of the British Virgin Islands (the “Company”), JingAo Solar Co., Ltd., a foreign-invested enterprise established under the laws of the PRC (“JingAo China”), and Leeway Asia L.P., a Cayman Islands limited partnership.

WITNESSETH:

WHEREAS, the parties hereto wish to amend certain terms of the Share Subscription Agreement, as set forth herein; and

WHEREAS, all capitalized terms not otherwise defined herein shall have such meaning as ascribed to them in the Share Subscription Agreement;

NOW THEREFORE, in consideration of good and valuable consideration, the sufficiency of which is acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1. Amendment to Recitals. Recitals of the Share Subscription Agreement is hereby deleted in its entirety and the following is hereby substituted in place thereof:

“WHEREAS, the Company desires to issue and allot to the Investor and the Investor desires to subscribe for up to 582 Series A Preference Shares of the Company, without par value (“Series A Shares”) at an aggregate subscription price of US$10,000,000, subject to the terms and conditions set forth in this Agreement.”

2. Amendment to Section 1.4. Section 1.4 of the Share Subscription Agreement, the definition of “Controlled Account,” is hereby deleted in its entirety and the following is hereby substituted in place thereof:

““Company Account” shall mean the bank account details of which are set out in Exhibit F.”

Exhibit F is hereby attached to this Amendment and shall be incorporated into the Share Subscription Agreement.

3. Amendment to Section 2.3. Section 2.3 of the Share Subscription Agreement is hereby deleted in its entirety and the following is hereby substituted in place thereof:

“Closing and Delivery. Subject to the fulfillment or valid waiver of the conditions set forth in Section 6, the closing of the subscription for Series A Shares by the Investor (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, in Beijing, the PRC, on August 21, 2006, or at such other time and place as the parties hereto may agree upon. If the Closing does not occur on August 21, 2006, this Agreement shall expire unless the parties hereto otherwise agree. At the Closing, the Investor shall issue an irrevocable instruction to transfer the Subscription Amount in immediately available funds to the Company Account and deliver a confirmation notice to the Company that such instruction has been given. Upon the receipt of such confirmation notice from the Investor, the Company shall, forthwith, issue a share certificate representing the Series A Shares subscribed for by the Investor, enter such subscription in its Register of Members and deliver to the Investor a certified copy of the Register of Members reflecting the issuance of the Series A Shares.”

4. Amendment to Section 3.2(a). The first paragraph of Section 3.2(a) of the Share Subscription Agreement is hereby deleted in its entirety and the following is hereby substituted in place thereof:

“Immediately prior to the Closing, (A) the authorized share capital of the Company consists of a total of (i) 49,185 ordinary shares without par value (the “Common Shares”), of which 10,000 shares are issued and outstanding; and (ii) 815 authorized Series A Shares, of which none are issued and outstanding, and (B) the issued share capital of the Company and the holders thereof are as set out in the Disclosure Schedule.”

5. Amendment to Section 3.2(b). Section 3.2(b) of the Share Subscription Agreement is hereby deleted in its entirety and the following is hereby substituted in place thereof:

“Immediately prior to the Closing, JingAo China’s registered capital is ¥120,000,000, which has been paid in full. As at the date of Closing, the approval certificate issued by Hebei Provincial Government dated August 16, 2006 indicates that the Company holds 100% of the equity interests of JingAo China. The registered capital is not subject to any encumbrance.”

6. Amendment to Section 3.7. Section 3.7 of the Share Subscription Agreement is hereby deleted in its entirety and the following is hereby substituted in place thereof:

“Compliance with Laws; Consents and Permits. None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, except for any violations which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing, the absence of which would prevent or materially delay the consummation of the transactions contemplated hereunder. Except as set forth in Section 3.7 of the Disclosure Schedule, each Group Company has all franchises, permits, licenses, registrations and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses, registrations or other similar authority.”

2

Section 3.7 of the Disclosure Schedule is hereby attached to this Amendment and shall be incorporated into the Share Subscription Agreement.

7. Amendment to Section 3. Section 3 of the Share Subscription Agreement is hereby supplemented by the addition of the following as Section 3.21:

“3.21 Plan of Restructuring. Following Closing and the consummation of the Plan of Restructuring pursuant to Section 5.2:

(a) the Company shall own 100% of the outstanding equity interests of JingAo China;

(b) all obligations of the Company to each of Jinglong Industry and Commerce Group Co., Ltd., Australia Solar Energy Development Pty. Ltd. and Australia PV Science & Engineering Company (together, the “Former Shareholders”) under a Share Transfer Agreement dated July 18, 2006 between the Company and the Former Shareholders in respect of the purchase by the Company from the Former Shareholders of 100% of the equity interests in JingAo China will have been fulfilled and there will be no amounts payable to the Former Shareholders in respect of the purchase by the Company of their interests in the registered capital of JingAo China; and

(c) subject to the closing of the subscription for shares in the Company by Mitsubishi Corporation pursuant to a Share Subscription Agreement dated August 18, 2006, there will be standing to the credit of the Company in the Company Account US$5,250,000.”

8. Amendment to Section 5. Section 5 of the Share Subscription Agreement is hereby supplemented by the addition of the following as Section 5.8:

“5.8 Receipts. The Company shall deliver to the Investor, not later than five (5) days after the Closing, Receipts duly executed by or on behalf of each of the Former Shareholders evidencing that the Company has fully paid the purchase price of US$8,250,000, US$4,500,000 and US$2,250,000 respectively to the Former Shareholders or their respective permitted assignees in full satisfaction of the Company’s payment obligations under a Share Transfer Agreement dated July 18, 2006 between the Company and the Former Shareholders in respect of the purchase by the Company from the Former Shareholders of 100% of the equity interests in JingAo China.”

9. Amendment to Section 6. Section 6 of the Share Subscription Agreement is hereby supplemented by the addition of the following as Section 6.10, 6.11 and 6.12:

“6.10 Remittances. The Company shall deliver copies of duly completed, signed and dated remittance forms effecting the payments from the Company Account referred to in the Plan of Restructuring.

6.11 Receipts. The Company shall (i) deliver to Skadden, Arps, Slate, Meagher & Flom LLP signed and undated receipts in the form required by Section 5.8 hereto from Australia Solar Energy Development Pty. Ltd. and Australia PV Science &

3

Engineering Company or their respective permitted assignees (the “Receipts”), (ii) direct the bank at which the Company Account is opened to notify Skadden, Arps, Slate, Meagher & Flom LLP forthwith when the payments to Australia Solar Energy Development Pty. Ltd. and Australia PV Science & Engineering Company or their respective permitted assignees have been made from the Company Account; and (iii) authorize Skadden, Arps, Slate, Meagher & Flom LLP to release the Receipts to the Investor’s counsel forthwith upon receipt of the notification referred to in (ii) and the Investor’s counsel will hold the Receipts in escrow in accordance with Section 6.12 hereof. The Receipts will be dated as of the date when the Company receives the payment of the Subscription Amount to the Company Account.

6.12 Closing Documents and Deliverables. At the date of Closing, the Company shall deliver all Closing documents and deliverables as set forth in this Agreement to the Investor’s counsel and such counsel will keep all the Closing documents and deliverables in escrow until Skadden, Arps, Slate, Meagher & Flom LLP or the Company confirms that the Company has received the payment of the Subscription Amount to the Company Account.”

10. Confirmation of the Share Subscription Agreement. Except as otherwise expressly provided herein, all other terms, conditions and agreements set forth in the Share Subscription Agreement shall remain unchanged and continue in full force and effect.

11. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of New York to the rights and duties of the parties hereunder.

12. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures on all such counterparts were upon the same instrument.

[Remainder of page intentionally left blank]

4

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

JA Development Co., Ltd.

By:	/s/ Liu Jinlin
Name:	Liu Jinlin
Title:	Attorney-in-fact
Address:	Romasco Place, Wickhams Cay 1,
P.O. Box 3140, Road Town,
Tortola, British Virgin Islands
Facsimile:	86-319-5800754

JingAo Solar Co., Ltd.

By:	/s/ Liu Jinlin
Name:	Liu Jinlin
Title:	Vice President
Address:	Jinglong Industrial Park,
Jinglong Street, Ningjin County,
Hebei Province, 055550, PRC
Facsimile:	86-319-5800754

5

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Leeway Asia Ltd.
For and on behalf of Leeway Asia L.P.

By:	/s/ Sheldon Liu
Name:	Sheldon Liu
Title:	Director
Address:	PO Box 908 GT
George Town,
Grand Cayman
Cayman Islands
Facsimile:	+8610 8486 8563

6

Exhibit F

Company Account

Receiving USD at Bank International Ningbo

Please Remit to:

Wachovia Bank, NA.

New York

SWIFT BIC: PNBPUS3NNYC

For Account of:

Bank International Ningbo

Shanghai Branch

Shanghai, PRC

SWIFT BIC: BINHCN2NSHA

For Final Beneficiary:

    (Account Number) 1030211400011050

    (Name): JA DEVELOPMENT CO.,LTD

    (Address): Shanghai China

7

Disclosure Schedule – Section 3.7

JingAo China is currently applying for a Pollutant Discharging Permit and a Safety Appraisal (a permit for the storage and use of hazardous chemicals).

JingAo China will apply for environment protection examination and approval with relevant PRC environmental authority after JingAo China completes the construction of the manufacturing lines in Ningjin, Hebei for solar cell production.

8